UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. ___ )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
BAYFIRST FINANCIAL CORP.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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June ___, 2026
Dear Fellow Shareholders:
You are cordially invited to attend a Special Meeting of Shareholders (the “Special Meeting”) of BayFirst Financial Corp. (the “Company”) on July 14, 2026, at 8:30 a.m. Eastern Time. The Special Meeting will be held virtually at https://www.cstproxy.com/bayfirstfinancial/2026.
At the meeting, you will be asked to consider and vote on three important proposals relating to the Company’s recently announced capital raise, which closed on April 28, 2026, for gross proceeds to the Company of $80 million. These proceeds allow the Company’s subsidiary bank, BayFirst National Bank, to comply with regulatory capital requirements and represent a significant step for the Company to build a stronger platform for growth and shareholder value.
In the capital raise, the Company issued shares of preferred stock that are convertible or exchangeable into common stock upon shareholder approval. Your vote is very important, and the Company’s Board of Directors unanimously recommends that you vote “FOR” approval of all proposals.
•Proposal 1 asks for approval of the issuance of shares of the Company’s common stock upon the conversion or exchange of shares of the Company’s recently issued Series D and Series E preferred stock.
•Proposal 2 asks for approval of an amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company’s common stock from 15,000,000 to 100,000,000.
•Proposal 3 asks for approval to adjourn the Special Meeting to a later date or dates, if necessary, to solicit additional proxies to establish a quorum or approve Proposal 1 or Proposal 2.
Your attention is directed to the proxy statement accompanying this letter for a more complete statement of matters to be considered at the Special Meeting, and important information concerning the proposals to be considered at the meeting.
You may vote your shares through the Internet, by telephone, by regular mail, or virtually at the Special Meeting.
Please take time to vote now so that your shares are represented at the meeting, whether or not you plan to participate in the Special Meeting. We appreciate your continued support.

Sincerely,
Anthony Saravanos
Chair of the Board

BAYFIRST FINANCIAL CORP.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Our Shareholders:
A Special Meeting of Shareholders (the “Special Meeting”) of BayFirst Financial Corp. (the “Company”) will be held on July 14, 2026, at 8:30 a.m. Eastern Time. The Special Meeting will be held virtually at https://www.cstproxy.com/bayfirstfinancial/2026 .
At the meeting, you will be asked to consider and vote on the following proposals:

1.	To approve the issuance of shares of the Company’s common stock representing more than 20% of the outstanding shares of the Company’s common stock upon: (a) the conversion of shares of the Company’s Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series D, no par value (the “Series D”), and (ii) the conversion or exchange of shares of the Company’s Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series E, no par value, in both cases, in a private placement and as more fully described in the accompanying proxy statement, in accordance with the requirements of the Nasdaq Stock Market, LLC (the “Conversion Proposal”);

2.	To approve an amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company’s common stock from 15,000,000 to 100,000,000 (the “Articles Amendment Proposal”); and

3.	To adjourn the Special Meeting to a later date or dates, if necessary, to solicit additional proxies to establish a quorum or approve the Conversion Proposal or the Articles Amendment Proposal (the “Adjournment Proposal”).
Only shareholders of record of the Company’s common stock at the close of business on June 2, 2026, will be entitled to notice of and to vote at the Special Meeting and any adjournments thereof.
Our Board of Directors unanimously recommends that you vote “FOR” approval of the Conversion Proposal, “FOR” approval of the Articles Amendment Proposal, and “FOR” approval of the Adjournment Proposal.
Your attention is directed to the proxy statement accompanying this Notice for a more complete statement of matters to be considered at the Special Meeting.
It is important that your shares are represented at the Special Meeting, whether or not you plan to attend the meeting online. Please complete, sign, and date the enclosed proxy card and return it in the envelope provided. You may also vote via the Internet or telephone by following the instructions on the proxy card. If your shares are held through a broker, bank or other custodian, please follow the instructions on the voting instruction card provided by such person.

By Order of the Board of Directors,
Anthony Saravanos
Chair of the Board

June __, 2026

EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SUBMIT A PROXY BY MOBILE VOTING, INTERNET, OR MAIL, BY COMPLETING, SIGNING, DATING, AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

BAYFIRST FINANCIAL CORP.
PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS
JUNE __, 2026
The accompanying proxy is solicited by the Board of Directors (the “Board”) of BayFirst Financial Corp. in connection with the Company’s Special Meeting of Shareholders to be held on July 14, 2026 (the “Special Meeting”), at the time and for the purposes set forth in the accompanying Notice of Special Meeting. The Special Meeting will be held at 8:30 a.m. Eastern Time. The Special Meeting will be held virtually at https://www.cstproxy.com/bayfirstfinancial/2026.
The date of this Proxy Statement is June __, 2026, and it is anticipated that the Company will commence mailing this Proxy Statement, the Notice (the “Notice”), and the enclosed proxy card on or about June 12, 2026.
If you are a record holder of the common stock, you can also appoint the proxies to vote your shares for you by July 13, 2026.
In this Proxy Statement, we use the terms “we,” “us,” “our,” “BayFirst”, and the “Company” to refer to BayFirst Financial Corp. and its subsidiaries on a consolidated basis, unless the context requires otherwise or unless otherwise noted, and we refer to BayFirst National Bank, the Company’s bank subsidiary, as the “Bank.”
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the Special Meeting and the proposals to be considered at the meeting. You should carefully read this entire Proxy Statement because the information in this section may not provide all the information that might be important to you in determining how to vote.
Q: Why am I receiving this document?
A: We have entered into a Securities Purchase Agreement, dated as of April 28, 2026 (the “Securities Purchase Agreement”), with certain investors (the “Purchasers”), pursuant to which we, also on April 28, 2026, issued and sold to the Purchasers, in the aggregate: (i) 4,000 shares Series D, at a purchase price of $10,000 per share; and (ii) 4,000 shares Series E, at a purchase price of $10,000 per share, in a private placement (the “Private Placement”), for gross proceeds of $80,000,000. For more information about the terms of the Private Placement and the Securities Purchase Agreement, please see “Proposal 1 – Approval of the Conversion Proposal” below.
Pursuant to the Securities Purchase Agreement, we agreed to seek shareholder approval of the Conversion Proposal (as defined in the Notice) and the Articles Amendment Proposal (as defined in the Notice) so that the Series D and Series E will convert (or be exchangeable) into shares of common stock. As further described in “Proposal 1 – Approval of the Conversion Proposal” below, the rules of the Nasdaq Stock Market, LLC (“Nasdaq”), the stock exchange on which the common stock is listed, require shareholder approval in advance of issuing shares of common stock upon the conversion or exchange of the Series D and Series E.

Further, we currently do not have a sufficient number of authorized and unissued shares of common stock to complete the conversion or exchange of all Series D shares and Series E shares (collectively, the “Full Conversion”). Therefore, the Full Conversion cannot be completed without shareholder approval of: (i) the Conversion Proposal; and (ii) the Articles Amendment Proposal. We are holding the Special Meeting to vote on these proposals, and we are sending you this document to solicit your proxy to vote your shares of common stock at the Special Meeting.
The enclosed materials allow you to vote your shares without attending the Special Meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.
The Board has unanimously determined that the Private Placement is in the best interest of our shareholders, approved the Private Placement, and recommends that shareholders vote to approve the Conversion Proposal and the Articles Amendment Proposal.
Q: Why did the Company conduct the Private Placement?
A: The Company and the Bank had an immediate need to raise a significant amount of capital, in consideration of certain business challenges and financial pressures faced by the Company in relation to its credit quality and operating losses. Among other things, for the year ended December 31, 2025, the Company had a net loss of $22.9 million. The loss was primarily due to an increase in provision for credit losses, a decrease in noninterest income, and an increase in noninterest expense. The increase in noninterest expense was primarily the result of the 2025 restructure charges related to the discontinuance of the SBA 7(a) lending business. For the first quarter of 2026, the Company had a net loss of $5.7 million, primarily attributable to same factors. As a result of our losses, at March 31, 2026, the Bank’s Tier 1 leverage ratio was 6.54%, its CET 1 and Tier 1 capital ratios to risk-weighted assets were 8.58%, and its total capital to risk-weighted assets ratio was 9.84% as of March 31, 2026. As a result, the Bank was not considered to be well-capitalized and its primary regulator indicated that it would pursue a formal enforcement action if the Bank and the Company did not improve the Bank’s capital position.
During the same period, the Company identified Alfred T. (‘Al’) Rogers, Jr. as a candidate to lead the Company and Bank. Mr. Rogers’ interest in joining the Company was dependent on it taking action to address the Bank’s capital position. In connection with the Private Placement, on April 28, 2026, the Bank appointed Mr. Rogers to serve as its President and Chief Executive Officer, and as a member of its Board of Directors, during the second quarter of 2026. The Company also intends to appoint Mr. Rogers to serve as its President and Chief Executive Officer, and as a member of its Board of Directors. In 1997, Mr. Rogers joined Manufacturers Bank of Florida in Tampa, where he served as Chief Executive Officer and a member of its Board of Directors. During this time, he was involved in all aspects of expanding the bank through organic growth as well as the acquisition of Partners Savings Bank of Tampa. In 2001, Mr. Rogers was instrumental in selling Manufacturers Bank of Florida to Colonial Bank and began serving Colonial Bank as President and Senior Lender of the Tampa Bay market. Mr. Rogers joined USAmeriBank in 2007 as its Executive Lending Officer. Under his leadership, that bank grew from its 2007 de novo status to the Tampa Bay area’s largest independent community bank, with assets of more than $4.6 billion. Upon the acquisition of USAmeriBank by Valley National Bank in January 2018, Mr. Rogers served as

Valley National Bank’s Executive Vice President and Chief Lending Officer for Florida and Alabama until August of 2022, when he retired from those positions.
Under Mr. Rogers’ leadership, the Bank expects to focus on growing its community banking operations in its current markets and to return to profitability. In order to accomplish these goals, the Bank requires a strong capital base.
In consideration of the foregoing, our management and the Board worked closely with financial and legal advisors to evaluate potential alternatives for raising additional capital in a prompt manner to implement our business plan, support our business, and meet applicable capital requirements. We approved the Private Placement and entered into the Securities Purchase Agreement to provide needed capital to the Company and the Bank. We intend to use the net Private Placement proceeds to improve the capital levels of the Company and the Bank, fund incremental allowance for credit losses, and to support the continued growth of the Bank and return it to profitability. For additional information, please see “Proposal 1 – Approval of the Conversion Proposal – Background of the Private Placement” below.
 Q: Will I be able to purchase common stock for $3.50 per share?
A: Yes. Following the Conversion, the Company will commence a public offering of up to 4,108,072 shares of common stock at an offering price of $3.50 per share. The Company will exclusively market this offering to its shareholders of record on May 12, 2026. This offering is intended to allow shareholders of the Company to acquire common stock at the same effective price as was paid in the Private Placement.
 Q: When and where is the Special Meeting?
A: The Special Meeting will be held on July 14, 2026, at 8:30 a.m. Eastern Time. The Special Meeting will be held virtually at https://www.cstproxy.com/bayfirstfinancial/2026.
Q: Who can vote at the Special Meeting?
A: Only shareholders of record of the common stock at the close of business on June 2, 2026, are entitled to notice of and to vote at the Special Meeting or any adjournments thereof. The number of shares of common stock outstanding and entitled to vote as of the close of business on June 2, 2026, was 4,106,905. The Company has no other class of stock outstanding that is entitled to vote on the Conversion Proposal, the Articles Amendment Proposal, or the Adjournment Proposal. Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Special Meeting. Ownership of shares of Series D and Series E do not entitle the holders thereof to vote at the Special Meeting.
Q: What proposals am I voting on at the Special Meeting?
A: At the Special Meeting, you will be asked to vote on the following proposals:

1.	To approve the issuance of shares of common stock representing more than 20% of the outstanding shares of common stock upon the conversion or exchange of shares of the Series D and Series E, in accordance with the requirements of Nasdaq;

2.	To approve an amendment to the Company’s articles of incorporation to increase the number of authorized shares of common stock from 15,000,000 to 100,000,000; and

3.	To adjourn the Special Meeting to a later date or dates, if necessary, to solicit additional proxies to establish a quorum or approve the Conversion Proposal or the Articles Amendment Proposal.
Pursuant to Florida law, no other business may come before the Special Meeting.
Q: How does the Board of Directors recommend that I vote at the Special Meeting?
A; The Board unanimously recommends that you vote “FOR” approval of the Conversion Proposal, “FOR” approval of the Articles Amendment Proposal, and “FOR” approval of the Adjournment Proposal.
Q: How do I vote?
A: By mail. If you are a record holder of the common stock, you may vote before the Special Meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.
By the Internet or Telephone. If you are a record holder of the common stock, you can also appoint the proxies to vote your shares for you by July 13, 2026.
During the Special Meeting. If you are a record holder of the common stock, you may also cast your vote in person at the Special Meeting.
If your shares of common stock are held in “street name,” through a broker, bank or other custodian, that entity will send you separate instructions describing the procedure for voting your shares.
Q: What constitutes a quorum for the Special Meeting?
A: The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the Special Meeting for the purpose of determining the presence of a quorum. Attendance at the Special Meeting constitutes presence in person for purposes of quorum at the meeting. If a shareholder holds shares in “street name” through a broker, bank or other custodian, those shares will not be counted for purposes of determining the presence of a quorum unless the broker, bank or other custodian has voted on at least one of the proposals at the Special Meeting.
Q: What is the vote required to approve each proposal?
 A: Proposal 1 – the Conversion Proposal. Assuming there is a quorum of shares represented at the Special Meeting, the approval of the Conversion Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting. Failures to vote, abstentions, and broker non-votes will not count as votes cast and will have no effect on the outcome of the vote on the proposal.

Proposal 2 – the Articles Amendment Proposal. Assuming there is a quorum of shares represented at the Special Meeting, the approval of the Articles Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of common stock. Accordingly, failures to vote, abstentions, and broker non-votes will have the same effect as a vote “Against” the proposal.
Proposal 3 – the Adjournment Proposal. The approval of the Adjournment Proposal requires the affirmative vote of a majority of shares of common stock represented in person or by proxy at the Special Meeting, whether or not a quorum is present. Accordingly, failures to vote and broker non-votes will have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as a vote “Against” the proposal.
Q: If my shares are held in “street name” by my broker, bank or other custodian, will my broker, bank or other custodian automatically vote my shares for me?
A: If your shares are held in an account with a broker, bank or other custodian, then your shares are held in “street name.” The firm that holds your shares, or its nominee, is considered the registered shareholder for purposes of voting at the Special Meeting, and you are considered the beneficial owner. As a beneficial owner, you have the right to direct the firm how to vote the shares held for you, and you must follow the instructions of that firm in order to vote your shares or to change a previously submitted voting instruction.
If you own shares that are held in street name, and you do not provide the firm that holds the shares with specific voting instructions, then, under applicable rules, the firm that holds the shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the firm that holds such shares does not receive instructions from you on how to vote your shares on a non-routine matter, that firm will inform the inspector of election of the Special Meeting that it does not have the authority to vote on the matter with respect to the shares. This is generally referred to as a “broker non-vote.”
The Company believes that the Conversion Proposal and the Articles Amendment Proposal are “non-routine” matters and if the broker, bank or other custodian does not receive instructions from you on how to vote your shares on such matters, then that firm does not have the authority to vote on the matters with respect to your shares. We encourage you to provide voting instructions to any broker, bank or other custodian that holds your shares so that your shares will be voted in accordance with your wishes at the Special Meeting.
Check the information forwarded to you by the firm to see which voting methods are available to you. If your shares are held through a broker, bank or other custodian and you wish to revoke your proxy or change your vote, you should contact that organization.
Q: Can I attend the Special Meeting and vote my shares in person?
A: If you are a record holder of the common stock, then you may attend and participate in the Special Meeting and cast your vote in person meeting. If you hold shares in “street name”, you are considered to be the beneficial owner of those shares. As the beneficial owner of shares held in street name, you are also invited to attend the Special Meeting. However, since your bank, broker, or other nominee, and not you, is the shareholder of record, you may not vote shares held in street name in person at the Special Meeting unless you obtain a signed

“legal proxy” from your bank, broker, or other nominee giving you the right to vote the shares. Your bank, broker, or other nominee has enclosed or provided with this proxy statement a voting instruction card for you to use to direct your bank, broker, or other nominee how to vote your shares.
Q: Can I change or revoke my vote?
A: Execution or submission of a proxy will not affect a registered shareholder’s right to attend the Special Meeting and vote during the meeting. Any registered shareholder who has executed or submitted a proxy may change or revoke it by attending the Special Meeting and voting during the meeting. A registered shareholder may also change or revoke his or her proxy at any time before it is exercised by filing a written notice with the Corporate Secretary of the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted during, any adjourned session of the Special Meeting.
If your shares are held in street name, please follow the instructions delivered with the notice from your broker, bank or other custodian or contact them for instructions on how to change or revoke your vote.
Q: How will shares represented by my proxy be voted?
A: Shares represented by proxies will be voted at the Special Meeting as follows:
•Properly Completed Proxies – Shares represented by a properly completed proxy that contains voting instructions will be voted in accordance with the voting instructions specified in the proxy.
•Proxies Without Voting Instructions – Shares represented by proxies that are properly signed and dated or submitted via the Internet but which do not contain voting instructions will be voted in accordance with the Board’s recommendations set forth above.
•Abstentions – With respect to each proposal, we will count a properly executed or submitted proxy indicating “Abstain” for purposes of determining whether there is a quorum present at the Special Meeting, but the shares represented by that proxy will not be voted at the Special Meeting.
•Broker Non-votes – Your broker, bank, or other custodian may not vote your shares for you with respect to “non-routine” proposals unless you provide instructions to your broker, bank or other custodian on how to vote them. You should follow the directions provided by your broker, bank, or other custodian regarding how to instruct your broker, bank, or other custodian to vote your shares.
Q: Who may solicit proxies on behalf of the Company?
 A: The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary, may be made in person, by telephone, email or other electronic means, or otherwise by directors, officers and regular employees of the Company, acting without extra compensation. In addition, the Company has engaged Regan & Associates, Inc. to assist it in the distribution and solicitation of proxies for a fee of approximately $18,000, plus reimbursement of certain expenses.

Q: Whom should I call with questions?
 A: If you have any questions concerning the Private Placement or this Proxy Statement or would like additional copies of this Proxy Statement, please contact Scott J. McKim, the Company’s Chief Financial Officer, at 700 Central Avenue, St. Petersburg, Florida 33701, or by telephone at (727) 440-6848. You may also obtain more information about the Private Placement and the proxy materials by contacting Regan & Associates, Inc., the Company’s proxy solicitor, by calling 1-800-737-3426 or by writing to Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018.

PROPOSAL 1 – APPROVAL OF THE CONVERSION PROPOSAL
The following summary descriptions of the terms of the Private Placement, the Full Conversion and the Partial Conversion (as defined below) and the background thereof and reasons therefor are included for informational purposes in connection with this proxy solicitation and do not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company.
The rules of Nasdaq, the stock exchange on which our common stock is listed, require our shareholders to approve the issuance of shares of common stock equal to 20% or more of our outstanding common stock at a price less than the greater of book or market value. On April 28, 2026, we issued the shares of Series D and Series E. Nasdaq’s rules and the terms of the Securities Purchase Agreement and Series D and Series E require shareholder approval in advance of issuing shares of common stock upon the conversion or exchange of the shares of Series D and Series E. Accordingly, at the Special Meeting, our shareholders will be asked to approve the Conversion Proposal so that the shares of Series D and Series E will convert or be exchangeable into shares of common stock.
If the Conversion Proposal is approved at the Special Meeting, but not the Articles Amendment Proposal, then the Company will effect a “Partial Conversion” of the shares of Series D and Series E, whereby the outstanding shares of Series D and Series E shall automatically convert into shares of common stock, but only to the extent of the total number of shares of common stock available for issuance by the Company (taking into consideration any shares reserved for issuance under the Company’s equity compensation plans or other contractual obligations as of such date), allocated pro rata among the holders of the Series D and Series E (a “Partial Conversion” and together with the Full Conversion, the “Conversion”).
In addition, following the Conversion, the Company will commence a public offering of up to 4,108,072 shares of common stock at an offering price of $3.50 per share. The Company will exclusively market this offering to its shareholders of record on May 12, 2026. This offering is intended to allow shareholders of the Company to acquire common stock at the same effective price as was paid in the Private Placement.
After careful consideration, the Board unanimously approved, and recommends that shareholders approve, the conversion of the Series D and Series E into shares of common stock.

Background of the Private Placement
During 2025 and the beginning of 2026, the Company’s management and Board worked closely with financial and legal advisors to evaluate potential alternatives for raising additional capital to implement our business plan, support our business, and meet applicable capital requirements. This evaluation included possibly selling common or preferred stock in public or private offerings, disposing of assets in addition to those sold to Banesco USA, and considering other strategic alternatives.
Management and the Board initiated this review because of the impact of certain business challenges and financial pressures faced by the Company that began in 2024 and continued throughout 2025 and into 2026, some of which are described below. The Board believes that in consideration of these challenges and continuing financial pressures, the Company had an immediate need to raise a significant amount of capital and strengthen its balance sheet.
The Company was one of the largest SBA 7(a) lenders for several years through 2023. This business emphasized a small balance lending program, which provided loans of up to either $150,000 or $350,000. These loans normally were unsecured and carried guarantees of either 75% or 85% of their balances. The Company generally sold the guaranteed portions and used the premiums earned on sold loans to expand the Bank’s retail operations.
The portfolio of unguaranteed balances grew to represent approximately 30% of the Bank’s loan portfolio. The loans had adjustable interest rates tied to the Prime Rate and experienced over 500 basis points of rate increases in 2022 and 2023. Higher interest rates combined with growth of inflation and supply chain challenges led to defaults in the portfolio and the Bank had to absorb higher than expected net charge-offs while increasing the Bank’s allowance for credit losses. The Company formally exited the business in the second half of 2025 but continues to see high levels of defaults and net charge-offs.
Asset Quality. The Company recorded a provision for credit losses in the first quarter of 2026 of $3.1 million, compared to provisions of $2.0 million for the fourth quarter of 2025 and $4.4 million during the first quarter of 2025. The ratio of allowance for credit losses (“ACL”) on loans to total loans held for investment at amortized cost was 2.35% at March 31, 2026, 2.42% as of December 31, 2025, and 1.61% as of March 31, 2025. The ratio of ACL to total loans held for investment at amortized cost, excluding government guaranteed loan balances, was 2.53% at March 31, 2026, 2.58% as of December 31, 2025, and 1.84% as of March 31, 2025. The increase in the ACL ratios from the prior year was the result of increases in nonperforming loans and continued economic uncertainty. Net charge-offs for the first quarter of 2026 were $4.4 million, which was a decrease from $4.6 million for the fourth quarter of 2025 and an increase from $3.3 million for the first quarter of 2025. Annualized net charge-offs as a percentage of average loans held for investment at amortized cost were 1.98% for the first quarter of 2026, compared to 1.94% in the fourth quarter of 2025 and 1.28% in the first quarter of 2025. Nonperforming assets were 2.00% of total assets as of March 31, 2026, compared to 2.04% as of December 31, 2025, and 2.08% as of March 31, 2025. Nonperforming assets, excluding government guaranteed loan balances, were 1.38% of total assets as of March 31, 2026, compared to 1.29% as of December 31, 2025, and 1.22% as of March 31, 2025.

Earnings. The Company had a net loss of $5.7 million for the first quarter of 2026, compared to a net loss of $2.5 million in the fourth quarter of 2025 and a net loss of $0.3 million in the first quarter of 2025. The change in the first quarter of 2026 from the preceding quarter was primarily the result of a decrease of $1.7 million in net interest income, an increase in provision for credit losses of $1.1 million, and an increase in noninterest expense of $3.0 million. This was partially offset by an increase in noninterest income of $1.0 million and a decrease in income tax benefit of $1.6 million. The change from the first quarter of 2025 was due to a decrease in net interest income of $1.6 million, a decrease in noninterest income of $7.9 million, partially offset by a decrease in provision for credit losses of $1.3 million, a decrease in noninterest expense of $0.9 million, and a decrease in income tax expenses of $1.8 million.
For the year ended December 31, 2025, the Company had a net loss of $22.9 million, or $5.93 per common share and diluted common share, a decrease from net income of $12.6 million, or $2.68 per common share and $2.62 per diluted common share, for the year ended December 31, 2024. The decrease was primarily due to an increase in provision for credit losses of $9.9 million, a decrease in noninterest income of $42.1 million, and an increase in noninterest expense of $3.6 million. This was partially offset by an increase in net interest income of $7.8 million and a decrease in income tax expense of $12.2 million. The increase in noninterest expense was primarily the result of the 2025 restructure charges of $7.3 million related to the discontinuance of the SBA 7(a) lending business.
    Capital. The Bank’s Tier 1 leverage ratio was 6.54% as of March 31, 2026, compared to 6.52% as of December 31, 2025, and 8.56% as of March 31, 2025. The CET 1 and Tier 1 capital ratios to risk-weighted assets were 8.58% as of March 31, 2026, compared to 8.92% as of December 31, 2025, and 10.47% as of March 31, 2025. The total capital to risk weighted assets ratio was 9.84% as of March 31, 2026, compared to 10.18% as of December 31, 2025, and 11.73% as of March 31, 2025. At March 31, 2026, the Bank did not meet all of its regulatory capital requirements to be well capitalized.
On April 21, 2026, the Board approved the Private Placement pursuant to the Securities Purchase Agreement. On April 28, 2026, the Company completed the issuance of the shares of Series D and Series E to the Purchasers in the Private Placement and received gross proceeds of $80 million.
Reasons for the Conversion
Prior to the Conversion, the shares of Series D and Series E have certain preferences over shares of common stock. Converting such outstanding shares of Series D and Series E into shares of common stock will have the effect of eliminating such preferences. Such preferences include the following:
Dividends. Holders of shares of Series D and Series E are entitled to receive cumulative dividends at the rate of 11% per share per annum, payable semi-annually, commencing December 15, 2026. Dividends will be payable, at the Company’s option, in cash or in kind through the issuance of additional shares of Preferred Stock. However, if the shares of Series D and Series E convert into shares of common stock on or prior to December 15, 2206, then, in general, no dividends will be owed by the Company to the holders of such shares of Series D and Series E.

Seniority. The shares of Series D and Series E are senior to shares of common stock, such that in the event of any liquidation, dissolution or winding up of the Company’s affairs, each holder of shares of Series D and Series E will be entitled to receive for each share of Series D and Series E, out of the assets of the Company or proceeds thereof available for distribution to shareholders of the Company, before any distribution of such assets or proceeds is made to the holders of shares of common stock, payment in an amount equal to the sum of (i) the liquidation amount (which is initially $10,000.00 per share of Series D and Series E) and (ii) any declared and unpaid dividends on such share of Series D and Series E (collectively, the “Liquidation Preference”). In the case of a merger, sale of substantially all of the Company’s assets, or certain other reorganization events, each holder of Series D and Series E will be entitled to receive for each share of Series D and Series E, out of the assets of the Company or proceeds thereof (whether capital or surplus), legally available for distribution to the shareholders of the Company, a preference distribution equal to two times the amount of the Liquidation Preference.
Shareholder Offering. The commencement of the Company’s public offering of shares of common stock to Company shareholders will not commence until and unless the Conversion Proposal is adopted by Company shareholders.
If our shareholders do not approve the Conversion Proposal at the Special Meeting, then the Series D and Series E will remain outstanding and the terms of the Series D and Series E, including the foregoing terms, will continue to apply.
Reasons Against the Conversion
The issuance of shares of common stock upon the Conversion will result in substantial dilution to existing common shareholders and a significant reduction in the percentage interests of the existing common shareholders in the voting power and in the future earnings per share of their common stock. The resale of the additional shares of common stock could also cause the market price of the common stock to decline.
Giving effect to the Full Conversion, the existing common shareholders as of June 2, 2026, the record date for the Special Meeting, will own approximately 15.24% of the issued and outstanding common stock. For additional information regarding the dilutive effect of the Conversion, please see “—Pro Forma Financial Information” below.
The Board has weighed the reasons for and against the Private Placement and has determined that the reasons in favor of the Private Placement outweigh the reasons against it.
Terms of the Private Placement
Securities Purchase Agreement
On April 28, 2026, the Company entered into the Securities Purchase Agreement with Kenneth R. Lehman and the other Purchasers. Pursuant to the Securities Purchase Agreement, on that same date, the Company issued and sold to the Purchasers, in the aggregate 4,000 shares of Series D and 4,000 shares of Series E, each at a purchase price of $10,000 per share, in the Private Placement, for gross proceeds of $80,000,000.
Subject to certain ownership limitations, the Series D and Series E are convertible (or, in the case of Mr. Lehman, as provided pursuant to the Exchange Agreement described herein exchangeable) into shares of common stock (the “Underlying Preferred Shares”) at the initial conversion rate of 2,857 shares of common stock per Series D and Series E, which conversion rate is based on an initial conversion price of $3.50 per share of common stock and is subject to certain adjustments (the “Conversion Rate”).
The Company will use the net proceeds from the Private Placement to improve the capital levels of the Company and its wholly-owned subsidiary, the Bank, restructure the Company’s capital structure by redeeming existing preferred stock, fund incremental allowance for credit losses, and support the continued growth of the Bank to return it to profitability.
Pursuant to the terms of the Securities Purchase Agreement, Mr. Lehman is entitled to designate one individual to be appointed to the Company’s and the Bank’s Boards of Directors, subject to any required regulatory approvals, waivers, or non-objections. Mr. Lehman has also been granted gross-up rights to acquire from the Company any equity or equity-linked securities (with certain exceptions) offered by the Company in order to enable him to maintain his proportionate ownership interest in the Company as immediately prior to such issuance.
The Bank and Mr. Lehman will work together to identify specific work-out assets and develop and adopt a mutually agreeable asset resolution plan pursuant to which the Bank will accelerate its work-out strategy with respect to those identified assets.
Based in part upon the representations of the Purchasers in the Securities Purchase Agreement, the Private Placement is exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated under the Securities Act.
Registration Rights Agreement
Simultaneously with entering into the Securities Purchase Agreement, the Company and the Purchasers entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company will register for resale the Underlying Preferred Shares (collectively, the “Registrable Securities”). The Company has agreed to file with the SEC) a registration statement registering the Registrable Securities for resale by the Purchasers by the earliest of:
(i)30 days after the Shareholder Approvals;
(ii)30 days after the Partial Conversion; and
(iii)December 15, 2026.
The Company shall use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC and to keep such registration statement effective until the earlier of:
(i)such time as all of the Registrable Securities covered by such registration statement have been publicly sold by the holders thereof; and
(ii)the date on which all Underlying Preferred Shares cease to be Registrable Securities.
If the Company fails to file the registration statement or have it declared effective by certain deadlines, if the registration statement ceases to remain effective, subject to specified grace periods, or if the Company fails to satisfy the current public information requirement of Rule 144(c)(1) under the Securities Act of 1933, as amended (the “Securities Act”), then the Company will pay monthly liquidated damages to the holders of Registrable Securities in an amount 1.0% of the aggregate purchase price paid by such Purchaser pursuant to the Securities

Purchase Agreement for any unregistered Registrable Securities then held by such Holder, subject to certain caps and limitations. The Company will pay all fees and expenses incident to the Company’s performance of its obligations under the Registration Rights Agreement, excluding (with certain exceptions) any underwriting discounts, selling commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals and all legal fees and expenses of legal counsel for any holder of Registrable Securities. The Company and the Purchasers agreed to provide each other with certain indemnification and contribution rights.
Exchange Agreement
Simultaneously entering into the Securities Purchase Agreement, the Company and Mr. Lehman entered into an Exchange Agreement, whereby the Company agreed under certain conditions to issue shares of common stock in exchange for Series E Shares held by Mr. Lehman. Each exchange is subject to the Shareholder Approvals and Mr. Lehman obtaining the necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, the Change in Bank Control Act.
The representations, warranties, and covenants of the Company set forth in the Securities Purchase Agreement, Registration Rights Agreement, and the Exchange Agreement have been made only for purposes of, and were and are solely for the benefit of the parties thereto may be subject to limitations agreed upon by the contracting parties and standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties, unless otherwise specified therein, were made only as of the date of the Securities Purchase Agreement, the Registration Rights Agreement, and the Exchange Agreement, and information concerning the subject matter of the representations and warranties may change after the date of the Securities Purchase Agreement, the Registration Rights Agreement, and the Exchange Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Articles of Amendment
On April 28, 2026, the Company filed Articles of Amendment to its Articles of Incorporation with the Florida Division of Corporations creating and authorizing 4,000 shares of Series D and 4,000 shares of Series E. A description of the terms of Series D and the Series E is found under the heading “DESCRIPTION OF CAPITAL STOCK OF THE COMPANY”.
No Director and Officer Participation
None of the individuals serving as directors or executive officers of the Company at the time of the Private Placement purchased shares of Series D and Series E in the Private Placement. To the extent such individuals owned shares of common stock as of the May 12, 2026 record date, they may participate in the public shareholder offering that the Company will commence following the Shareholder Approvals.

Reasons for Seeking Shareholder Approval
Our common stock is listed on Nasdaq, and we are subject to its rules. These rules require us to obtain shareholder approval prior to the sale, issuance, or potential issuance of common stock (or securities convertible into common stock), other than a public offering, equal to 20% or more of our presently outstanding common stock for less than the greater of book or market value of the stock. In addition, the rules require shareholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) when the issuance or potential issuance of additional shares may result in a change of control of the issuer.
Pursuant to the Securities Purchase Agreement, on April 28, 2026, the Company issued and sold 4,000 shares of Series D and 4,000 shares of Series E. If approved by shareholders, such shares will be convertible or exchangeable into 22,856,000 shares of common stock at an effective conversion or exchange price of $3.50 per share of common stock. Such number of shares of our common stock to be issued pursuant to such exercise, or exchange is greater than 20% of our common stock issued and outstanding immediately prior to the Private Placement and will be issued for a price that is less than book value and market value of our common stock. In addition, such issuance may be deemed to result in a “change of control” as determined under the Nasdaq rules.
In addition, in connection with pursuant to the Securities Purchase Agreement, Mr. Lehman has gross-up rights to acquire from the Company any equity or equity-linked securities (with certain exceptions) offered by the Company in order to enable him to maintain his proportionate ownership interest in the Company immediately prior to such issuance.
In order to satisfy the requirements of Nasdaq and its rules, we are asking shareholders to approve the issuance of shares of common stock upon conversion or exchange of Series D and Series E, as described herein.
Pro Forma Financial Information
The following unaudited pro forma financial information of the Company as of March 31, 2026, and for the three-month and one-year periods ended March 31, 2026, and December 31, 2025, shows the effects of the Private Placement and the Full Conversion. The unaudited pro forma consolidated balance sheet and the unaudited pro forma capital ratios of the Bank are presented as if the Private Placement and Full Conversion had occurred on March 31, 2026. The unaudited pro forma consolidated statements of operations, including earnings per share information, are presented as if the Private Placement and Full Conversion had occurred on March 31, 2026, and December 31, 2025, respectively.
The pro forma financial data below may change materially based on the timing and utilization of the proceeds as well as certain other factors. Accordingly, we can provide no assurance that the pro forma scenarios included in the following unaudited pro forma financial data will ever be achieved. We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the Conversion Proposal and the Articles Amendment Proposal.

BayFirst Financial Corp.
Consolidated Balance Sheets

	As of March 31, 2026
(Dollars in thousands)	As Reported	Adjustments		As Adjusted
ASSETS
Cash and due from banks	$6,848	$75,042	A	$81,890
Interest-bearing deposits in bank	127,617	—		127,617
Cash and cash equivalents	134,465	75,042		209,507
Investment securities available for sale, at fair value (amortized cost: $31,268)	28,531	—		28,531
Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $9 (fair value: $2,378)	2,491	—		2,491
Nonmarketable equity securities	4,662	—		4,662
Government guaranteed loans held for investment, at fair value	51,807	—		51,807
Loans held for investment, at amortized cost	878,619	—		878,619
Allowance for credit losses on loans	(20,632)	—		(20,632)
Net loans held for investment, at amortize cost	857,987	—		857,987
Accrued interest receivable	7,683	—		7,683
Premises and equipment, net	30,690	—		30,690
Loan servicing rights	11,334	—		11,334
Deferred income tax asset	8,489	—		8,489
Right-of-use operating lease assets	14,171	—		14,171
Bank owned life insurance	27,457	—		27,457
Other real estate owned	400	—		400
Other assets	15,743	—		15,743
Total assets	$1,195,910	$75,042		$1,270,952
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Noninterest-bearing deposits	$111,476	$—		$111,476
Interest-bearing transaction accounts	153,860	—		153,860
Savings and money market deposits	432,781	—		432,781
Time deposits	387,752	—		387,752
Total deposits	1,085,869	—		1,085,869
Subordinated debentures	6,099	—		6,099
Notes payable	1,479	—		1,479
Accrued interest payable	958	—		958
Operating lease liabilities	13,003	—		13,003
Accrued expenses and other liabilities	6,635	—		6,635
Total liabilities	1,114,043	—		1,114,043

Shareholders’ equity:
Preferred stock, Series A	6,161	—		6,161
Preferred stock, Series B	3,123	—		3,123
Preferred stock, Series C	6,446	—		6,446
Common stock and additional paid-in capital	54,390	75,042	A	129,432
Accumulated other comprehensive loss, net	(2,054)	—		(2,054)
Unearned compensation	(282)	—		(282)
Retained earnings	14,083	—		14,083
Total shareholders’ equity	81,867	75,042		156,909
Total liabilities and shareholders’ equity	$1,195,910	$75,042		$1,270,952

A- Assumes net proceeds of $74.544 million from the issuance of 22,856,000 shares of common stock upon the conversion and exchange of Series D and Series E.

BayFirst Financial Corp.
Consolidated Statement of Operations
	As of March 31, 2026
	As Reported	Adjustments		As Adjusted
Interest income	$17,439	$669	A	$18,108
Interest expense	7,990	—		7,990
Net interest income	9,449	669		10,118
Provision for credit losses	3,078	—		3,078
Net interest income after provision for credit losses	6,371	669		7,040
Noninterest income	884	—		884
Noninterest expense	14,886	—		14,886
(Loss) income before income taxes	(7,631)	669		(6,962)
Income tax expense (benefit)	(1,951)	171	B	(1,780)
Net (loss) income	(5,680)	498		(5,182)
Preferred stock dividends	385	—		385
Net (loss) attributable/income available to common shareholders	$(6,065)	$498		$(5,567)
Basic (loss) earnings per common share	$(1.48)	$0.02		$(1.46)
Diluted (loss) earnings per common share	$(1.48)	$0.02		$(1.46)

BayFirst Financial Corp.
Consolidated Statement of Operations
	As of December 31, 2025
	As Reported	Adjustments		As Adjusted
Interest income	$85,794	$3,141	A	$88,935
Interest expense	40,009	—		40,009
Net interest income	45,785	3,141		48,926
Provision for credit losses	24,586	—		24,586
Net interest income after provision for credit losses	21,199	3,141		24,340
Noninterest income	18,396	—		18,396
Noninterest expense	70,425	—		70,425
(Loss) income before income taxes	(30,830)	3,141		(27,689)
Income tax expense (benefit)	(7,893)	803	B	(7,090)
Net (loss) income	(22,937)	2,338		(20,599)
Preferred stock dividends	1,541	—		1,541
Net (loss) attributable/income available to common shareholders	$(24,478)	$2,338		$(22,140)
Basic (loss) earnings per common share	$(5.93)	$0.10		$(5.83)
Diluted (loss) earnings per common share	$(5.93)	$0.10		$(5.83)

A - Assumes net proceeds from Private Placement is initially invested in federal funds sold effective at the beginning of the period presented. Monthly federal funds rates for the first quarter of 2026 range from approximately 3.64% to 3.64% per annum and for 2025 from approximately 3.64% to 4.33%. Subsequent redeployment of the net proceeds is anticipated, but the manner and timing of such is uncertain.
B - Assumes an effective income tax rate of 25.57%.
 Note 1. General
These unaudited pro forma financial statements assume (i) the immediate conversion of Series D and Series E into common stock, (ii) that no Partial Conversion, Conversion Rate adjustments, or dividends paid in kind occur; and (iii) no events occur that would permit Mr. Lehman to exercise his contractual gross-up rights to enable him to maintain his proportionate interest in the Company.
The statements should be read in conjunction with the historical financial statements and notes thereto included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, and Annual Report on Form 10-K for the year ended December 31, 2025 incorporated by reference herein.
Note 2. Earnings Per Share
The following table presents the as reported and as adjusted weighted average number of shares used in computing earnings per share and the effect on the weighted average number of shares of potential dilutive common stock.

	For the three months ended March 31, 2026
(Dollars in thousands, except per share data)	As Reported	Adjustments		As Adjusted
Weighted average common shares outstanding, basic and diluted	4,108,071	22,856,000	A	26,964,071
Net (loss) attributable/income available to common shareholders	$(6,065)	$498		$(5,567)
Basic and diluted (loss) income per common share	$(1.48)	$0.02		$(1.46)

	For the year ended December 31, 2025
(Dollars in thousands, except per share data)	As Reported	Adjustments		As Adjusted
Weighted average common shares outstanding, basic and diluted	4,129,655	22,856,000	A	26,985,655
Net (loss) attributable/income available to common shareholders	$(24,478)	$2,338		$(22,140)
Basic and diluted (loss) income per common share	$(5.93)	$0.10		$(5.83)

A - Assumes the issuance of 22,856,000 shares of common stock upon the immediate conversion of Series D and Series E.
 Note 3. Minimum Regulatory Capital Requirements
The following table presents the capital and capital ratios of the Bank as reported and as adjusted as of the date presented.

	As of March 31, 2026
	As Reported		As Adjusted (A)
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Total risk-based capital (To risk-weighted assets) BayFirst National Bank	$90,664	9.84%	$91,162	14.45%
Tier 1 capital (To risk weighted assets) BayFirst National Bank	79,025	8.58%	99,058	13.19%
Common equity tier 1 capital (To risk weighted assets) BayFirst National Bank	79,025	8.58%	99,058	13.19%
Tier 1 leverage (To average assets) BayFirst National Bank	79,025	6.54%	99,058	10.06%

A - Giving effect to the $42.0 million received by the Company from the Private Placement and contributed as tier 1 capital to the Bank on April 28, 2026.

 Dilution Table

Assuming the Full Conversion promptly after the Special Meeting	Number of Shares	Percent of Beneficial Ownership After Stock Issuance
Shares of common stock issued and outstanding as of April 28, 2026	4,108,072	15.24%
Shares of common stock issuable upon conversion of Series D and Series E	22,856,000	84.76%
Total	26,964,072	100.00%
Appraisal or Dissenters’ Rights
Under Florida law, shareholders are not entitled to appraisal or dissenters’ rights with respect to the Conversion Proposal.
Shareholder Vote Required
Assuming there is a quorum of shares represented at the Special Meeting, the approval of the Conversion Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting. Abstentions will not count as votes cast on the proposal, and, accordingly, will have no effect on the outcome of the vote on the Conversion Proposal. Failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on such proposal.
The Board of Directors recommends that shareholders vote “FOR” approval of the Conversion Proposal.
PROPOSAL 2 – APPROVAL OF THE ARTICLES AMENDMENT PROPOSAL
We are currently authorized by our articles of incorporation to issue up to 15,000,000 shares of common stock. Immediately prior to the closing of the Private Placement on April 28, 2026, we had 4,108,072 shares of common stock issued and outstanding and 344,319 shares of common stock reserved for future issuance under the Company’s equity compensation plan and outstanding convertible securities.
Pursuant to the Securities Purchase Agreement, we issued and sold 4,000 shares of Series D and 4,000 shares of Series E. If approved by our shareholders at the Special Meeting, such shares will be converted into 22,856,000 shares of common stock. Accordingly, we currently do not have a sufficient number of authorized and unissued shares of common stock to complete the Full Conversion. Therefore, the Full Conversion cannot be completed without the approval of the Articles Amendment Proposal.
After careful consideration, our Board of Directors unanimously approved, and recommends that shareholders approve, an amendment to the Company’s articles of incorporation to increase the number of shares of common stock that we are authorized to issue from 15,000,000 to 100,000,000.

The Articles Amendment
On April 21, 2026, and in connection with approving the Private Placement, the Board authorized and approved an amendment to our articles of incorporation to increase the number of shares of common stock that we are authorized to issue from 15,000,000 to 100,000,000 (the “Amendment”). The Amendment is subject to approval by our shareholders. The Board has recommended that our shareholders approve the Amendment and, therefore, we are asking shareholders to approve the Articles Amendment Proposal at the Special Meeting.
The Amendment, if approved, would amend the Company’s articles of incorporation. The complete text of the Amendment is set forth below. Except as provided below, the Company’s articles of incorporation would remain unchanged by this amendment. The relative rights of the holders of common stock under the articles of incorporation would also remain unchanged.
The introduction and Subsection A of Article II of the articles of incorporation, as amended by the proposed Amendment, is set forth below:

The total number of shares authorized to be issued by the corporation shall be 101,000,000. Such shares shall be divided into classes and shall have the following designations, preferences, limitations, and relative rights:
A. Common Stock. One class shall consist of 100,000,000 shares of common stock, no par value.

If the Articles Amendment Proposal is approved by the shareholders, then the Amendment will be filed and become effective upon filing with the Florida Department of State, which we expect to occur promptly after the Special Meeting or any adjournment thereof.
Why We Are Seeking Shareholder Approval
As required by the laws of Florida, the Board must approve any amendment to our articles of incorporation that increases the number of authorized shares of common stock and submit such amendment to shareholders for their approval. The affirmative vote of more than a majority of the outstanding shares of common stock is required to approve the Articles Amendment Proposal under our articles of incorporation and Florida law.
We believe that the proposed Amendment is in the best interest of our shareholders because it will allow us to complete the Full Conversion and maintain flexibility to use common stock for business and financial purposes in the future, including additional capital raising transactions, stock dividends, other stock splits and distributions, and in connection with equity-based benefit plans.
In order for all of the shares of Series D and Series E issued and sold in the Private Placement, to convert (or be exchanged) into shares of common stock, the Company must increase its number of authorized and unissued shares of common stock.
The following table summarizes the shares of common stock authorized, issued and outstanding, reserved for issuance under the Company’s equity compensation plans or upon issuance of convertible securities, and available for future issuance as of immediately after the closing of the Private Placement on April 28, 2026. The table also shows the impact of the

Amendment and the Full Conversion, assuming the Amendment and the Full Conversion were completed immediately after the closing of the Private Placement on April 28, 2026.

	Immediately After the Closing on April 28, 2026 (actual)	Upon Completion of the Amendment and the Full Conversion (pro forma)
Shares of common stock authorized	15,000,000	100,000,000
Shares of common stock issued and outstanding	4,108,072	26,964,072
Shares of common stock reserved for issuance under the Company's equity compensations plans or upon exercise of convertible securities	344,319	344,319
Shares of common stock available for future issuance	10,546,609	72,691,609
If the Conversion Proposal is approved at the Special Meeting, but not the Articles Amendment Proposal, then the Company will effect a Partial Conversion, whereby the outstanding shares of Series D and Series E will automatically convert into shares of common stock, but only to the extent of the total number of shares of common stock available for issuance by the Company (taking into consideration any shares reserved for issuance under the Company’s equity compensation plans or other contractual obligations as of such date), allocated pro rata among the holders of the Series D and Series E. Following a Partial Conversion, some of the Series D and Series E would remain outstanding and the terms of the Series D and Series E, including the preferences and seniority over shares of common stock, cumulative dividends, and Conversion Rate adjustments, would continue to apply to the shares of Series D and Series E remaining outstanding. Accordingly, the number of shares of common stock issuable upon Conversion of the shares of Series D and Series E that remain outstanding would increase to the extent of any Conversion Rate adjustments and/or any dividends that are paid in kind commencing December 15, 2026. The Securities Purchase Agreement requires the Company to hold shareholder meetings at least every three months until shareholder approvals of the Conversion Proposal and the Articles Amendment Proposal are obtained.
Possible Effects on Holders of Common Stock and Board Consideration
If the Articles Amendment Proposal is approved by our shareholders, we will be authorized to issue up to 100,000,000 shares of common stock. The newly authorized shares will constitute additional shares of the existing class of common stock and, if and when issued, will have the same rights and privileges as the shares currently authorized, including the right to one vote per share and to participate in dividends when and to the extent declared and paid. As is the case with the Company’s currently authorized but unissued shares of common stock, however, adoption of this proposal would permit the Board to issue additional shares in the future without further approval of our shareholders unless otherwise required by applicable law, regulation or stock exchange rule or our articles of incorporation.
As discussed above, we are seeking shareholder approval of the Articles Amendment Proposal in order for us to have a sufficient number of authorized shares to issue to investors in the Full Conversion. Our existing shareholders generally will experience substantial dilution of their ownership interests if and when additional shares of common stock are issued and may experience substantial dilution of their ownership interests if additional shares of common stock are otherwise issued by the Company. The issuance of these securities could cause a significant reduction in the percentage interests of current shareholders, their voting power, the liquidation value, book and market value of their shares and the future earnings per share of the Company. The sale or resale of the additional securities could also cause the market price of the common stock to decline. For additional information regarding the dilutive effect the implementation of this proposal could have on your interests, please see “Proposal 1 – Approval of the Conversion Proposal – Pro Forma Financial Information.”
As of the date of this Proxy Statement, other than as disclosed herein, the Company has no present plans, agreements, understandings or commitments to issue additional shares of common stock, except for shares to be offered in our planned shareholder offering, required or permitted to be issued under contractual gross-up rights and our equity compensation plans, employee stock ownership plan, dividend reinvestment and stock purchase plan, or similar plans that it may implement in the future.
As is the case with the Company’s currently authorized but unissued shares of common stock, the additional shares authorized by the Amendment may be issued from time to time upon the authorization by the Board at such times, to such persons and for such consideration as the Board may determine in its discretion and generally without further approval by shareholders, except as may be required for a particular transaction by applicable law, regulation or stock exchange rule or our articles of incorporation. Authorized but unissued shares may be used for various purposes, including paying stock dividends or effecting stock splits, raising capital, providing equity incentives to directors and employees to attract and retain talented personnel, expanding our business through acquisitions or other strategic transactions and other proper corporate purposes. If the Company issues additional shares of common stock, or securities that are convertible into, or exchangeable or exercisable for shares of common stock, then our existing shareholders would experience further dilution of earnings per share and percentage ownership and, depending on the price realized, book value per share. For example, the Company may sell authorized but unissued shares of common stock (or securities convertible into, or exercisable for, shares of common stock) at a price less than fair market value or book value, provided that the issuance is less than 20% of the outstanding shares of common stock, without shareholder approval. However, the Company would only do so if its Board believed that it was in the best interest of the shareholders.
The increase in the number of issued shares of common stock in connection with potential financings may also have an incidental anti-takeover effect in that additional shares may dilute the stock ownership of one or more parties seeking to obtain control of the Company, as more fully discussed below.
The Board considered the possible negative impact the increase in the number of authorized shares of common stock could have on the existing shareholders and concluded that any such impact would be outweighed by the positive effect on the shareholders resulting from the increase in capital needed to enhance our capital levels and support our business, which would put the Company in a better financial position.

Possible Anti-Takeover Effects
The proposed Amendment is not intended as an anti-takeover provision, and we do not intend to use it for such purposes. However, the Amendment could discourage or adversely affect the ability of third parties to effect a change in control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of us with another company that the Board determines is not in our best interests or in the best interests of shareholders. The ability of the Board to cause us to issue substantial amounts of common stock without the need for shareholder approval, except as may be required by law, regulation or stock exchange rules or our articles of incorporation, upon such terms and conditions as the Board may determine from time to time in the exercise of its business judgment may, among other things, be used to create voting impediments with respect to a change in control of the Company or to dilute the stock ownership of holders of common stock seeking to obtain control of the Company. The issuance of common stock, while providing desirable flexibility in connection with potential financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company. For further discussion of the anti-takeover provisions under Florida law and the Company’s articles of incorporation and bylaws, see “Description of Capital Stock of the Company – Anti-takeover Provisions of the Company’s Articles of Incorporation, Bylaws and Florida Law.”
Appraisal or Dissenters’ Rights
Under Florida law, shareholders are not entitled to appraisal or dissenters’ rights with respect to the Articles Amendment Proposal.
Shareholder Vote Required
Assuming there is a quorum of shares represented at the Special Meeting, the approval of the Articles Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of common stock. Failures to vote and abstentions and broker non-votes (if any) will not count as votes cast on the proposal, and, accordingly, will have the same effect as votes against the Articles Amendment Proposal.
The Board of Directors recommends that shareholders vote “FOR” approval of the Articles Amendment Proposal.
PROPOSAL 3 – APPROVAL OF THE ADJOURNMENT PROPOSAL
General
If the Company does not receive a sufficient number of votes to constitute a quorum of common stock or to approve the Conversion Proposal or the Articles Amendment Proposal, then the Company intends to propose to adjourn the Special Meeting for the purpose of soliciting additional proxies to establish such quorum or approve such proposals. The Company does not currently intend to propose adjournment of the Special Meeting if there are sufficient votes to approve such proposals.

Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by shareholders, then the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Conversion Proposal or the Articles Amendment Proposal.
Shareholder Vote Required
If the Adjournment Proposal is submitted to shareholders for approval at the Special Meeting, approval of such proposal requires the affirmative vote of a majority of shares of common stock represented in person or by proxy at the Special Meeting, whether or not a quorum is present. Failures to vote and broker non-votes (if any) will have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as votes against the proposal.
The Board of Directors recommends that shareholders vote “FOR” approval of the Adjournment Proposal.
DESCRIPTION OF CAPITAL STOCK OF THE COMPANY
Common Stock
We have 15,000,000 shares of authorized common stock, no par value. Each share of common stock has the same relative rights and is identical in all respects with every other share of common stock. The holders of common stock are entitled to elect the members of the Board and are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders. Holders of common stock have one vote for each share of common stock owned, and do not have the right to cumulative votes in the election of directors.
Subject to the rights of the holders of our preferred shares, the holders of our common stock are entitled to dividends and other distributions if, as, and when, declared by our Board out of assets legally available for that purpose. Upon the liquidation, dissolution or winding up of BayFirst, the holder of each share of common stock is entitled, subject to the rights of the holders of our preferred shares, to share ratably, based on the number of shares held, in BayFirst’s assets remaining after payment of all of our debts and liabilities. All shares of our common stock currently outstanding are fully paid and non-assessable. Holders of our common stock do not have preemptive, conversion, exchange, or other rights to subscribe for or purchase any additional shares of common stock that we may issue in the future. If additional shares of our common stock are issued, such new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock, including the right to cast one vote per share on all matters and to participate in dividends when and to the extent declared and paid. There are no redemptive or sinking fund provisions applicable to the common stock.
The terms our Series A Preferred Stock, Series B Convertible Preferred Stock, Series C Cumulative Convertible Preferred Stock, Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series D, and Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series E, described below, prohibit us from declaring or paying any dividends on our common stock, or from repurchasing, redeeming or acquiring our common stock, unless we have declared and paid full dividends on our outstanding preferred stock for the most recently completed dividend period.
Fractional Shares
We have issued, and may continue to issue, fractional shares of our common stock. Florida law provides that the holder of a fractional share is entitled to exercise the rights of a shareholder. The relevant statute (Section 607.0604, Florida Statutes) enumerates those rights to specifically include the right to vote, the right to receive dividends, and the right to receive distributions upon dissolution. Such rights would be available to, and exercised by, a shareholder in proportion to the amount of shares owned. Without limiting the generality of applicable Florida law, we intend to provide all shareholders, including any owner of a fractional share with all confirmations, proxy statements, and other documents required by law to be, or otherwise, provided to security holders.
BayFirst and our stock transfer agent will accept, process, and recognize trades in fractions of shares. A shareholder’s ownership of any fractional share will be recorded on our stock ledger. A shareholder may engage in private sales or purchases of fractional BayFirst shares.
Nasdaq does not permit the buying or selling of fractional shares. We also do not believe other established markets or exchanges permit so.
However, different brokers and their trading platforms handle fractional shares in different ways. Some facilitate trading fractional shares. Because of our size and relatively inactive market for our stock, a shareholder’s broker may not facilitate the trading of a BayFirst fractional share. Depending on the broker, a shareholder might need to buy or sell a certain dollar amount of fractional stock in order to complete a transaction. We can offer no assurance as to whether any broker or trading platform will permit an investor to purchase or sell a fractional share of BayFirst common stock. If a shareholder wants to buy or sell a fractional share, the shareholder should compare brokerages before signing up to ensure the one the shareholder chooses allows it.
Preferred Stock Generally
We have 1,000,000 shares of authorized preferred stock, no par value. Our articles of incorporation provide that our Board of Directors may authorize and issue series of preferred stock without shareholder approval. Any preferred shares issued in the future may further restrict our ability to declare or pay dividends on any junior stock, including the common stock.
Of the 1,000,000 shares of authorized preferred stock, 10,000 shares have been designated as Series A Preferred Stock, 20,000 shares have been designated as Series B Convertible Preferred Stock, 10,000 shares have been designated as Series C Cumulative Convertible Preferred Stock, 40,000 shares have been designated as Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series D, and 40,000 shares have been designated as Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series E.

Series A Preferred Stock
Each share of Series A Preferred Stock has the same relative rights and is identical in all respects with every other share of Series A Preferred Stock. The holders of Series A Preferred Stock do not have voting rights, except as required by the Florida Business Corporation Act.
Holders of shares of Series A Preferred Stock are entitled to receive quarterly cash dividends at 9% per annum (unless we have not redeemed the shares by the tenth anniversary of their issuance, in which event the rate is subject to be increased to 11%). The terms our Series A Preferred Stock prohibit us from declaring or paying any dividends on any junior series of our capital stock, including our common stock, or from repurchasing, redeeming or acquiring such junior stock, unless we have declared and paid full dividends on our outstanding preferred stock for the most recently completed dividend period.
Upon the dissolution, liquidation or winding up of the affairs of BayFirst, whether voluntary or involuntary, the holders of Series A Preferred Stock then outstanding, together with holders of shares of any preferred shares then outstanding ranking on a parity with the Series A Preferred Stock upon dissolution, liquidation or winding up, shall be entitled to receive and to be paid out of the assets of BayFirst (or the proceeds thereof) available for distribution to the holders of Series A Preferred Stock after satisfaction of claims of creditors of BayFirst and any distribution or payments due to holders of preferred shares higher in priority to the Series A Preferred Stock, but before any distribution or payment shall be made in respect of the common shares or with respect to preferred shares lower in priority to the Series A Preferred Stock, an amount equal to the liquidation preference with respect to such shares. The liquidation preference for Series A Preferred Stock is $1,000 per share plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full.
Series A Preferred Stock, Series B Convertible Preferred Stock, and Series C Cumulative Convertible Preferred Stock are pari passu with respect to dividend and liquidation preferences.
On the tenth anniversary of the issuance of any Series A Preferred Stock, BayFirst must redeem such shares; provided, however, that BayFirst will not be so obligated if it does not have adequate funds to pay the redemption price or is prohibited by law or otherwise from redeeming the shares. BayFirst may redeem any portion of the outstanding Series A Preferred Stock at any time after the third anniversary of their issuance. The redemption price in either instance will be $1,000 per share plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full.
Series B Convertible Preferred Stock
Each share of Series B Convertible Preferred Stock has the same relative rights and is identical in all respects with every other share of Series B Convertible Preferred Stock. The holders of Series B Convertible Preferred Stock do not have voting rights, except as required by the Florida Business Corporation Act.

The holders of shares of Series B Convertible Preferred Stock are entitled to receive quarterly cash dividends at 8% per annum (subject to increase to 9% if we have not redeemed the shares by the tenth anniversary of their issuance). The terms our Series B Convertible Preferred Stock prohibit us from declaring or paying any dividends on any junior series of our capital stock, including our common stock, or from repurchasing, redeeming or acquiring such junior stock, unless we have declared and paid full dividends on our outstanding preferred stock for the most recently completed dividend period.
Upon the dissolution, liquidation or winding up of the affairs of BayFirst, whether voluntary or involuntary, the holders of Series B Convertible Preferred Stock then outstanding, together with holders of shares of any preferred shares then outstanding ranking on a parity with the Series B Preferred Stock upon dissolution, liquidation or winding up, shall be entitled to receive and to be paid out of the assets of BayFirst (or the proceeds thereof) available for distribution to the holders of Series B Convertible Preferred Stock after satisfaction of claims of creditors of BayFirst and any distribution or payments due to holders of preferred shares higher in priority to the Series B Convertible Preferred Stock, but before any distribution or payment shall be made in respect of the common shares or with respect to preferred shares lower in priority to the Series B Convertible Preferred Stock, an amount equal to the liquidation preference with respect to such shares. The liquidation preference for Series B Convertible Preferred Stock is $1,000 per share plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full.
Series A Preferred Stock, Series B Convertible Preferred Stock, and Series C Cumulative Convertible Preferred Stock are pari passu with respect to dividend and liquidation preferences.
The holders of shares of Series B Convertible Preferred Stock have the right to convert such shares into shares of common stock at a conversion ratio equal to the quotient of: (i) the $1,000 liquidation preference; divided by (ii) the tangible book value per share of common stock, calculated on the basis of BayFirst’s financial statements, as of the last day of the calendar quarter occurring prior to the date on which a holder exercises the conversion right; provided, however, that tangible book value shall be adjusted to reflect a subsequent quarter end only on the last day of the month succeeding such quarter end.
On the tenth anniversary of the issuance of any Series B Convertible Preferred Stock, BayFirst must redeem such shares; provided, however, that BayFirst will not be so obligated if it does not have adequate funds to pay the redemption price or is prohibited by law or otherwise from redeeming the shares. BayFirst may redeem any portion of the outstanding shares of Series B Convertible Preferred Stock at any time after the earlier of: (i) the third anniversary of their issuance; or (ii) the consummation of the first sale of shares of common stock in a bona fide underwritten public offering that results in aggregate net proceeds of not less than $30.0 million. The redemption price in either instance will be $1,000 per share plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution.
Series C Cumulative Convertible Preferred Stock
Each share of Series C Cumulative Convertible Preferred Stock has the same relative rights and is identical in all respects with every other share of Series C Cumulative Convertible

Preferred Stock. The holders of Series C Convertible Preferred Stock do not have voting rights, except as required by the Florida Business Corporation Act.
The holders of shares of Series C Cumulative Convertible Preferred Stock are entitled to receive quarterly cash dividends at 11% per annum (subject to increase to 12% if we have not redeemed the shares by the tenth anniversary of their issuance). The terms our Series C Cumulative Convertible Preferred Stock prohibit us from declaring or paying any dividends on any junior series of our capital stock, including our common stock, or from repurchasing, redeeming or acquiring such junior stock, unless we have declared and paid full dividends on our outstanding preferred stock for the most recently completed dividend period.
Upon the dissolution, liquidation or winding up of the affairs of BayFirst, whether voluntary or involuntary, the holders of Series C Cumulative Convertible Preferred Stock then outstanding, together with holders of shares of any preferred shares then outstanding ranking on a parity with the Series C Preferred Stock upon dissolution, liquidation or winding up, shall be entitled to receive and to be paid out of the assets of BayFirst (or the proceeds thereof) available for distribution to the holders of Series C Cumulative Convertible Preferred Stock after satisfaction of claims of creditors of BayFirst and any distribution or payments due to holders of preferred shares higher in priority to the Series C Cumulative Convertible Preferred Stock, but before any distribution or payment shall be made in respect of the common shares or with respect to preferred shares lower in priority to the Series C Cumulative Convertible Preferred Stock, an amount equal to the liquidation preference with respect to such shares. The liquidation preference for Series C Cumulative Convertible Preferred Stock is $1,000 per share plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full.
Series A Preferred Stock, Series B Convertible Preferred Stock, and Series C Cumulative Convertible Preferred Stock are pari passu with respect to dividend and liquidation preferences.
The holders of shares of Series C Cumulative Convertible Preferred Stock have the right to convert such shares into shares of common stock at a conversion ratio equal to the quotient of: (i) the $1,000 liquidation preference; divided by (ii) the tangible book value per share of common stock, calculated on the basis of BayFirst’s financial statements, as of the last day of the calendar quarter occurring prior to the date on which a holder exercises the conversion right; provided, however, that tangible book value shall be adjusted to reflect a subsequent quarter end only on the last day of the month succeeding such quarter end.
On the tenth anniversary of the issuance of any Series C Cumulative Convertible Preferred Stock, BayFirst must redeem such shares; provided, however, that BayFirst will not be so obligated if it does not have adequate funds to pay the redemption price or is prohibited by law or otherwise from redeeming the shares. BayFirst may redeem any portion of the outstanding shares of Series C Cumulative Convertible Preferred Stock at any time after the earlier of: (i) the third anniversary of their issuance; or (ii) the consummation of the first sale of shares of common stock in a bona fide underwritten public offering that results in aggregate net proceeds of not less than $30.0 million. The redemption price in either instance will be $1,000 per share plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution.

Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series D
Holders of shares of Series D are entitled to receive, when, as and if declared by the Board out of funds of the Company legally available therefor, pari passu with the shares of Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series E, cumulative dividends in arrears at the rate per annum of 11% per share, payable semi-annually on June 15 and December15 of each year, commencing on December 15, 2026. Dividends may be paid in cash or in kind through the issuance of additional shares of Series D. To the extent that such dividends are not paid semi-annually, then such unpaid dividends will accrue and compound until paid. The holders of Series D will not be entitled to receive any dividends on shares of Series D converted to common stock on or prior to December 15, 2026.
The holders of shares of Series D do not have any voting rights, except for certain protective matters such as amendments to the Company’s articles of incorporation that create any class or series of capital stock of the Company ranking senior to the Series D.
Whenever dividends payable on the shares of Series D have not been paid for an aggregate of three or more six-month dividend periods, in each case whether or not consecutive, the authorized number of directors of the Company shall automatically be increased by two and the holders of the Series D shall have the right to elect two directors to fill such newly created directorships at the Company’s next annual meeting of shareholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past six-month dividend periods, including the latest completed dividend period, on all outstanding shares of Series D have been declared and paid in full.
Within five business days after the date on which (i) required shareholder approvals have been received, (ii) articles of amendment have been filed with the Florida Department of State to increase the number of authorized shares of common stock to at least 100,000,000 shares and (iii) a certificate of amendment has been issued by the Florida Department of State with respect thereto (the “Conversion Date”), all outstanding shares of Series D (with certain limitations) shall automatically convert into shares of common stock at the appropriate conversion rate. If, however, the Company’s shareholders have approved the conversion proposal but not the articles amendment proposal, then a partial conversion shall occur.
Prior to conversion of the Series D into common stock, no dividend or distribution shall be declared or paid upon any shares of common stock or other class or series of stock junior in priority to the Series D.
Shares of Series D duly converted, or otherwise reacquired by the Company, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance (provided that any such cancelled shares of Series D may be reissued only as shares of any series of preferred stock other than Series D).
The shares of Series D are senior to shares of common stock, such that in the event of any liquidation, dissolution or winding up of the Company’s affairs, each holder of shares of Series D will be entitled to receive for each share of Series D, out of the assets of the Company or proceeds thereof available for distribution to shareholders of the Company, before any distribution of such assets or proceeds is made to the holders of common stock, pari passu with

Series E, payment in full in an amount equal to the sum of (i) the liquidation amount (which is initially $10,000.00 per share of Series D) and (ii) any declared and unpaid dividends on such share. In the case of a merger, sale of substantially all of the Company’s assets or certain other reorganization events, each holder of Series D will be entitled to receive for each share of Series D, out of the assets of the Company or proceeds thereof (whether capital or surplus), legally available for distribution to the shareholders of the Company, a preference distribution equal to two times the amount of the liquidation preference.
Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series E
The terms of Series E are generally the same as Series D, except that the shares of Series E are not convertible in the hands of the initial holder or any other holder that is not a “Permitted Transferee.” A “Permitted Transferee” is a transferee that is not affiliated with the initial holder and that obtained shares of Series E through certain permitted transfers or from another transferee that is a Permitted Transferee.
Stock Not Insured by the FDIC
Neither the common stock nor the preferred stock is a deposit or a savings account and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
Anti-Takeover Effects of Provisions of our Articles of Incorporation, Bylaws and Florida Law
Florida law, our articles of incorporation, and our bylaws could have the effect of discouraging others from attempting an unsolicited offer to acquire the Company. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.
Authorized But Unissued Shares. The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, changes in our management, tender offer, merger or otherwise.
No Cumulative Voting. Florida law provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our articles of incorporation provide otherwise. Our articles of incorporation do not provide otherwise.
Florida and Federal Banking Laws. Florida law contains a control-share acquisition statute that provides that a person who acquires shares in an “issuing public corporation,” as defined in the statute, in excess of certain specified thresholds generally will not have any voting rights with respect to such shares unless such voting rights are approved by each class or series entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by the class or series, with holders of the outstanding shares of a class or series being entitled to vote as a separate class if the proposed control-share acquisition would, if fully carried out, result in certain changes specified under the statute and each class or series entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by that group, excluding shares held or controlled by the acquiring person.
Florida law also provides that an “affiliated transaction” between a Florida corporation with an “interested shareholder,” as those terms are defined in the statute, generally must be approved by the board of directors and by the affirmative vote of the holders of two-thirds of the outstanding voting shares, other than the shares beneficially owned by the interested shareholder. The FBCA defines an “interested shareholder” as any person who is the beneficial owner of 15% or more of the outstanding voting shares of the corporation, subject to certain exceptions.
Furthermore, the Federal Bank Holding Company Act and Change in Bank Control Act impose notice, application, approval, and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of bank holding companies. These laws could delay or prevent an acquisition.
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of May 19, 2026, regarding the number of shares of common stock beneficially owned by each director and each named executive officer of the Company and by all directors and executive officers as a group. No director or named executive officer beneficially owns any shares of Series D and Series E. Although not required by SEC rules, the column to the far right adjusts the Percent of Beneficial Ownership amounts to give effect to the Full Conversion. The Board of Directors and the Company believe this disclosure is important in evaluating the effects of the Full Conversion and the pro forma ownership of common stock following the Full Conversion. The mailing address of the directors and executive officers included in the table is care of BayFirst Financial Corporation, BayFirst Financial Corp., 700 Central Avenue, St. Petersburg, Florida 33701.

Directors	Number of Shares(1)	Right to Acquire(2)		Percent of Beneficial Ownership(3)	Percent of Beneficial Ownership(4)
Derek S. Berset	70,233.19	16,950.00		2.11%	0.32%
Mark S. Berset	286,321.53	16,950.00		7.35%	1.12%
Dennis R. DeLoach, III	35,739.64	11,550.00		1.15%	0.18%
Alexander Harris	6,657.35	3,750.00		0.25%	0.04%
Anthony N. Leo	36,825.23	62,750.00		2.39%	0.37%
Robin L. Oliver	12,091.32	15,375.00		0.67%	0.10%
Christos Politis, M.D.	43,612.00	16,950.00		1.47%	0.22%
Anthony Saravanos	57,022.34	23,700.00		1.95%	0.30%
Bradly W. Spoor	24,881.73	16,950.00		1.01%	0.16%
Sheryl WuDunn	6,237.01	0.00		0.15%	0.02%
Barbara J. Zipperian	4,985.10	3,750.00		0.21%	0.03%
Named Executive Officers				—%	—%
Scott J. McKim	3,277.65	0.00	0	0.08%	0.01%
All Directors and Named Executive Officers as a Group (12 people)	587,884.09	188,675.00		18.08%	2.86%
(1) Includes shares for which the named person:
•has sole voting and investment power;
•has shared voting and investment power with a spouse, or
•holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.
(2) Shares covered by stock options or warrants that are exercisable within sixty (60) days of May 19, 2026.
(3) Based on 4,106,905 common shares outstanding and, for each individual, shares that such individual has the right to acquire within sixty (60) days of May 19, 2026.
(4) Based on 4,106,905 common shares outstanding, 22,856,000 shares issued in the Full Conversion, and, for each individual, shares that such individual has the right to acquire within sixty (60) days of May 19, 2026.
The following table includes information with respect to the only other person known to the Company who owns or may be deemed to own more than 5% of the common stock as of May 19, 2026, after given effect to the Full Conversion. Unless otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares.
To the Company’s knowledge, the listed holder owns only shares of Series E and does not own any shares of common stock.

	Shares of Common Stock Beneficially Owned
Name and Mailing Address of Beneficial Owner	Number	Percent of Beneficial Ownership Assuming Full Conversion
5% Shareholders:
Kenneth R. Lehman
122 N. Gordon Road
Fort Lauderdale, FL 33301	11,428,000	42.38%
Alfred T. Rogers, Jr.(1)
2107 W. Platt St.
Tampa, FL 33606	1,599,920	5.83%
(1) Includes 457,120 shares of restricted common stock which the Company has agreed to grant Mr. Rogers pursuant to his Employment Agreement.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
FOR 2026 ANNUAL MEETING
Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and proxy card for our 2026 Annual Meeting must submit their proposals so that they are received by us at our principal executive offices, addressed to our Corporate Secretary, no later than December 5, 2025. Shareholder proposals not submitted for inclusion in next year’s proxy statement and proxy card, but instead sought to be presented directly at our 2026 Annual Meeting, may be brought before the Annual Meeting generally so long as we receive notice of the proposal, addressed to our Corporate Secretary, at our principal executive offices, not more than 120 days or less than 90 days prior to the one year anniversary of our 2025 Annual Meeting and the proposal otherwise complies with the Company’s bylaws.
SHAREHOLDER COMMUNICATIONS
Shareholders wishing to communicate with the Board, with a particular director, or with the Corporate Secretary, may do so by sending written correspondence to BayFirst Financial Corp., 700 Central Avenue, St. Petersburg, Florida 33701, Attn: Corporate Secretary or to IR@bayfirstfinancial.com. The Corporate Secretary is responsible for reviewing all communications addressed to our Board, any committee or any specific director to determine whether such communications require Board, committee or personal review, response or action. Generally, the Corporate Secretary will not forward to the Board, any committee or any specific director any communications relating to Company products and services, solicitations, or otherwise improper or irrelevant topics. If, however, the Corporate Secretary determines that a communication relates to corporate governance or otherwise requires review, response or action by the Board, any committee or any specific director, then the Corporate Secretary will promptly send a copy of such communication to each director serving on the Board, the applicable committee or the applicable director.
HOUSEHOLDING
In a further effort to reduce printing costs and postage fees, we may adopt a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and have elected to receive paper copies of proxy materials will receive only one copy of our proxy materials, unless one or more of these shareholders notifies us that he or she wishes to continue receiving individual copies. Upon request, Continental Stock Transfer & Trust Company will promptly deliver a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. Conversely, shareholders sharing an address who are receiving multiple copies of annual reports or proxy statements may request delivery of a single copy. You may make such requests by contacting Continental Stock Transfer & Trust Company by phone at (917) 262-2373 or by e-mail at cst_proxy@continentalstock.com.
FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions constitute “forward-looking statements.” Forward-looking statements involve risk and uncertainty and a variety of factors that could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed or implied in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, BayFirst National Bank, include, but are not limited to, changes in:
•market interest rates and general economic conditions,
•legislative/regulatory changes,
•monetary and fiscal policies of the U.S. Government,
•the quality and composition of the loan or investment portfolios,
•demand for loan and deposit products,
•competition,
•demand for financial services in our primary trade area,
•litigation, tax and other regulatory matters,
•accounting principles and guidelines,
•other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing and services; and

•other risks and factors identified in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and in filings the Company makes from time to time with the SEC.
WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains such information about companies that file electronically with the SEC. The Company’s filings with the SEC are also available at the Company’s website. This information may be accessed, without charge, by visiting either the SEC’s website at www.sec.gov or the Company’s website at www.bayfirstfinancial.com. The information on the websites of the SEC and the Company are not a part of this Proxy Statement, except as specifically provided in the following paragraph.
Copies of these reports as filed with the SEC, excluding exhibits, can be obtained without charge by requesting them in writing to the Company’s
This Proxy Statement incorporates herein by reference the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 27, 2026.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet, Smartphone or Tablet – QUICK ★★★ EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

BAYFIRST

Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on July 13, 2026.

INTERNET
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MOBILE VOTING
On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

VOTE BY MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3.

CONTROL NUMBER

Signature____________________________ **Signature, if held jointly**____________________________ **Date**_________, **2026**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BAYFIRST FINANCIAL CORP.

The undersigned appoints Alfred T. Rogers, Jr. and Anthony Saravanos, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of BayFirst Financial Corp. held of record by the undersigned at the close of business on June 2, 2026, at the Special Meeting of Shareholders of BayFirst Financial Corp. to be held on July 14, 2026, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1, 2, AND 3. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)